Exhibit 10.4

AMENDMENT NO. 1 TO

CREDIT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of August 17, 2004, to the CREDIT AGREEMENT, dated as of October 21, 2003 (the “Credit Agreement”) among Norcraft Companies, L.P., a Delaware limited partnership (the “Borrower”), Norcraft Holdings, L.P., a Delaware limited partnership (“Existing Holdings”), the other Guarantors party thereto and the Lenders (such term and each other capitalized term used but not defined herein having the meaning given it in the Credit Agreement) party thereto, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, UBS Securities LLC, as Bookmanager and Lead Arranger, Wachovia Bank, National Association, as Syndication Agent, Wachovia Capital Markets, LLC, as Co-Arranger, CIT Lending Services Corporation, as Documentation Agent, and UBS Loan Finance LLC, as Swingline Lender, is entered into by and among the Borrower and the several Lenders that have executed a signature page hereto.

R E C I T A L S :

A. Section 11.02 of the Credit Agreement provides that the Credit Agreement may be amended with the consent of the Borrower and the Required Lenders.

B. Contemporaneously with the effectiveness of this Amendment, Existing Holdings proposes to transfer all of the Equity Interests of Borrower owned by it to Norcraft Intermediate Holdings, L.P., a Delaware limited partnership (“Intermediate Holdings”), a newly formed wholly-owned direct subsidiary of Existing Holdings (the “Contribution”).

C. Immediately prior to the Contribution, Existing Holdings proposes to cause Intermediate Holdings to enter into supplements to the Loan Documents pursuant to which Intermediate Holdings will, among other things, guarantee all Obligations and pledge the Equity Interests of the Borrower to be transferred to Intermediate Holdings to secure the Obligations to the same extent as Existing Holdings under the Credit Agreement as in effect immediately prior to the effectiveness of this Amendment.

D. Following the Contribution, Existing Holdings proposes, in accordance with Section 7.09 of the Credit Agreement, to be released from all of its obligations under the Loan Documents (except, for the avoidance of doubt, its obligations under Section 4 of this Amendment), including without limitation, under the Credit Agreement and its pledge of Equity Interests of the Borrower (with such Equity Interests of the Borrower thereafter being pledged to secure the Obligations by Intermediate Holdings).

E. The Borrower has requested that the Credit Agreement be amended to, among other things, (x) increase the maximum amount of Capital Expenditures that may be made by the Loan Parties pursuant to Section 6.08(d) of the Credit Agreement and (y) make various amendments so that the covenants in the Credit Agreement are applicable to Intermediate Holdings and shall not be applicable to Existing Holdings following the Contribution.

F. The undersigned Lenders collectively constitute the Required Lenders.

G. The Borrower and the undersigned Lenders hereby agree to amend the Credit Agreement on the terms set forth herein.

A G R E E M E N T :

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Amendments.

(a) the preamble to the Credit Agreement is amended to delete the following language appearing in the first sentence thereof:

“Norcraft Holdings, L.P. a Delaware limited partnership (“Holdings”)”

and substituting therefor:

“Norcraft Intermediate Holdings, L.P., a Delaware limited partnership”.

(b) Section 1.01 of the Credit Agreement is hereby amended as of the Effective Date of the Credit Agreement, by deleting the definition of “Equity Interest” contained therein and replacing it with the following:

““Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited except that general partnership interests of Holdings and the Borrower owned by any Person controlled by the Permitted Holders shall not be deemed to be “Equity Interests” for so long as they do not represent an economic interest in Holdings and the Borrower) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.”

(c) Section 1.01 of the Credit Agreement is amended by deleting the definition of “Equity Issuance” contained therein and replacing it with the following:

“Equity Issuance” shall mean, without duplication, any issuance or sale by Holdings or Norcraft Holdings, L.P. after the Closing Date of (a) any Equity Interests in Holdings or Norcraft Holdings, L.P. (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests in Holdings or Norcraft Holdings, L.P. or (b) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest)

in Holdings or Norcraft Holdings, L.P.; provided, however, that an Equity Issuance shall not include (i) any Preferred Stock Issuance or Debt Issuance, (ii) any such sale or issuance by Holdings or Norcraft Holdings, L.P. to directors, officers or employees of any Company and (iii) any Excluded Issuance.

(d) Section 1.01 of the Credit Agreement is amended by deleting the definition of “Excluded Issuance” contained therein and replacing it with the following:

“Excluded Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings or Norcraft Companies, L.P., to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within 45 days of the consummation of such issuance and sale, used, without duplication, to finance Capital Expenditures or one or more Permitted Acquisitions.

(e) Section 1.01 of the Credit Agreement is amended by deleting the definition of “General Partner” contained therein and replacing it with the following:

““General Partner” means with respect to (i) the Borrower, Norcraft GP, L.L.C., a Delaware limited liability company and (ii) Holdings, Norcraft Intetermediate GP, L.L.C, or, in either case, any successor sole general partner or managing general partner of Borrower or Holdings.”

(f) Section 1.01 of the Credit Agreement is amended by deleting the definition of “Holdings” contained therein and replacing it with the following:

““Holdings” shall mean Norcraft Intermediate Holdings, L.P., a Delaware limited partnership.”

(g) Section 1.01 of the Credit Agreement is amended by deleting the definition of “Holdings Employee Notes” contained therein and replaced it with the following:

“Holdings Employee Notes” means promissory notes issued by any direct or indirect parent company of the Borrower to officers, directors or employees of any Company or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company as consideration for the repurchase or redemption of Qualified Capital Stock of any direct or indirect parent company of the Borrower held by such persons upon their death, disability, retirement, severance or termination of employment or service; provided that if any such Holdings Employee Notes are issued by Holdings, the Indebtedness evidenced by such promissory notes shall (i) be subordinated to the Obligations pursuant to subordination provisions similar to those set forth in the form of Intercompany Note attached hereto as Exhibit L and (ii) be unsecured.

(h) the definition of “IPO” in Section 1.01 of the Credit Agreement is deleted in its entirety and replaced with the following:

“IPO” shall mean the first underwritten public offering by Holdings or Norcraft Holdings, L.P. of its Equity Interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

(i) the definition of “Senior Subordinated Notes Guarantees” in Section 1.01 of the Credit Agreement is deleted in its entirety and replaced with the following:

“Senior Subordinated Note Guarantees” shall mean the guarantees of the Subsidiary Guarantors (other than Finance Subsidiary) pursuant to the Senior Subordinated Note Agreement.

(j) Section 6.05 of the Credit Agreement is amended by deleting the “and” at the end of clause (g) thereof, deleting the “.” at the end of clause (h) thereof and replacing it with “; and” and inserting a new clause (i) following clause (h) as follows:

“(i) the transfer of all of the Equity Interests of the Borrower held by Norcraft Holdings, L.P. to Norcraft Intermediate Holdings, L.P.; provided that prior to making such transfer, Norcraft Intermediate Holdings, L.P. shall have executed such joinders to the Loan Documents as the Administrative Agent may request in order to assume all of the obligations of Norcraft Holdings, L.P. hereunder and thereunder.”

(k) Section 6.06(b) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(b) payments to Holdings or another direct or indirect parent company of Borrower to permit Holdings or such other direct or indirect parent company of Borrower, and the subsequent use of such payments by Holdings or such other direct or indirect parent company of Borrower, to repurchase or redeem Qualified Capital Stock of Holdings or such other direct or indirect parent company of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service or pay interest in respect of Holdings Employee Notes; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any calendar year the sum of (x) $3.0 million (and up to 50% of such $3 million not used in any calendar year may be carried forward to the next succeeding (but no other) calendar year), plus (y) the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the Issue Date of Qualified Capital Stock of Holdings or any direct or indirect parent company of the Borrower to officers, directors or employees of such parent company, Holdings or any of its Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (b), plus (z) the net cash proceeds received by or contributed to Borrower in respect of any “key-man” life insurance policies of any direct or indirect parent company of Holdings, Borrower or any Subsidiary that have not been used to make any repurchases, redemptions or payments under this clause (b);”

(l) Section 6.06(c) is amended by deleting each reference to “corporation” contained therein and replacing it with “company”.

(m) Section 6.08(d) is deleted in its entirety and replaced with the following:

“(d) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any period set forth below, to exceed the amount set forth opposite such period below:

Period	Amount (in millions)
January 1, 2003 - December 31, 2003	$9.0
January 1, 2004 - December 31, 2004	$16.0
January 1, 2005 - December 31, 2005	$18.0
January 1, 2006 - December 31, 2006	$19.5
January 1, 2007 - December 31, 2007	$21.0
January 1, 2008 - December 31, 2008	$22.5
January 1, 2009 - Term Loan Maturity Date	$24.0

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year commencing with the Borrower’s fiscal year ending December 31, 2004 shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.08(d) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount (without giving effect to clause (z) below) may be added to the amount of Capital Expenditures permitted under this Section 6.08(d) for the immediately succeeding (but not any other) fiscal year, (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (z) the amount set forth in the table above for any period may be increased by the amount of Net Cash Proceeds of Excluded Issuances designated for Capital Expenditures for such period during such period.”

(n) Section 6.13(a) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(a) With respect to Holdings, engage in any business activities or have any assets or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) obligations under the Loan Documents and its limited partnership agreement, as in effect on the date of this Amendment and as hereafter amended in accordance with Section 6.09, (iii) the issuance of Holdings Employee Notes, if any, and (iv) activities and assets incidental to the foregoing clauses (i) through (iii).”

SECTION 2. Consent to Release. The Lenders hereby agree that upon the effectiveness of this Amendment and immediately following the Contribution and the assumption of the obligations of Intermediate Holdings, Existing Holdings shall be released from all of its obligations as a Loan Party pursuant to the Loan Documents (except, for the avoidance of doubt, its obligations under Section 4 of this Amendment) in accordance with Section 7.09 to the Credit Agreement, and to the extent any Default or Event of Default would occur as a direct result of the formation of Intermediate Holdings by Existing Holdings or the Contribution, in each case, as expressly contemplated hereby, each Lender party hereto hereby waives such Default or Event of Default. For the avoidance of doubt, the issuance of the Senior Discount Notes (as defined below) or any other Indebtedness by Existing Holdings following the Effectiveness of this Amendment shall not be a Debt Issuance for purposes of the Credit Agreement.

SECTION 3. Representations and Warranties; No Default. The Borrower hereby confirms that no Default or Event of Default exists under the Credit Agreement and hereby affirms and restates the representations and warranties made by it in the Credit Agreement and confirms that all such representations and warranties are true and correct in all material respects as of the date hereof, after giving effect to the effectiveness of this Amendment, except to the extent that any such representation and warranty specifically relates to an earlier date.

SECTION 4. Covenants of Existing Holdings. Existing Holdings hereby covenants and agrees for the benefit of the Lenders that, until all Obligations have been repaid and all Commitments have been permanently retired:

(a) Existing Holdings will at all times observe separate limited partnership formalities with respect to Intermediate Holdings and the Borrower and shall take all other actions that it reasonably determines are necessary in order to prevent “substantive consolidation” with Intermediate Holdings and the Borrower from occurring under applicable bankruptcy and other debtor/creditor laws.

(b) Without the consent of the Required Lenders, Existing Holdings will not amend the terms of its senior discount notes due 2012 (the “Senior Discount Notes”) from those described in the preliminary offering memorandum dated as of August 4, 2004 in any manner which would reasonably be expected to have a Material Adverse Effect.

(c) Existing Holdings will not engage in any business activities other than ownership of Equity Interests of Intermediate Holdings, Norcraft Capital Corp., Norcraft Intermediate GP, LLC, the Borrower and its Subsidiaries, fulfilling its obligations under the Senior Discount Notes and the indenture related thereto, its obligations under this Section 4 and its obligations under its limited partnership agreement as in effect on the date hereof and as amended in any manner which would not reasonably be expected to have a Material Adverse Effect (including through the issuance of additional Equity Interests which may be of the same or different classes as its existing Equity Interests), incurring additional indebtedness to the extent doing so would not reasonably be expected to have a Material Adverse Effect, issuing Holdings Employee Notes and other activities reasonably related thereto.

SECTION 5. Miscellaneous.

(a) This Amendment relates only to the specific matters covered herein and shall not constitute a consent to or waiver or modification of any other provision, term or condition of the Credit Agreement.

(b) All terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Credit Agreement shall remain in full force and effect except as expressly provided herein.

(c) This Amendment shall become effective when, and only when (i) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower and a number of Lenders sufficient to constitute the Required Lenders; (ii) the Borrower has paid to the Administrative Agent for the account of each Lender which shall have executed this Amendment, a fee equal to 0.125% of such Lender’s Term Loans and Revolving Credit Commitments, (iii) the Borrower has paid all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP) in accordance with the terms of Section 11.03 of the Credit Agreement and (iv) the Contribution shall take place concurrently with the effectiveness of this Amendment in compliance with Section 6.05(i) of the Credit Agreement as amended by this Amendment.

(d) From and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereof,” “herein,” “hereby” or words of like import shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

(e) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(f) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the Borrower, Existing Holdings and each of the undersigned Lenders have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first above written.

NORCRAFT COMPANIES, L.P.

By:	NORCRAFT GP, L.L.C.,
Its General Partner

By:	/s/ Leigh Ginter
Name:	Leigh Ginter
Title:	Authorized Person

NORCRAFT HOLDINGS, L.P.

By:	NORCRAFT GP, L.L.C.,
Its General Partner

By:	/s/ Leigh Ginter
Name:	Leigh Ginter
Title:	Authorized Person

UBS AG, STAMFORD BRANCH

By:	Inelligible
Name:	Inelligible
Title:

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Name:	Inelligible
Title:

	Inelligible	,
as a Lender (please type)

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